As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 000-51119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement under
the Securities Act of 1933

Skins Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-4711789 (I.R.S. Employer Identification No.)

1 Newark Street
Suite 25A
Hoboken New Jersey  07030
(Address of principal executive offices)

(201) 377-5502
(Registrant’s telephone number, including area code)

Amended and Restated
2005 Incentive Plan
Consulting Agreement with Brett Gold
Consulting Agreement between Skins, Inc. and Danielle Kauderer
_____________________________
(Full Title of the plans)

Mark Klein
Chief Executive Officer
Skins Inc.
1115 Broadway, 12th Floor
New York, NY 10010
Telephone: (212) 710-2712
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
JOSEPH I. EMAS
ATTORNEY AT LAW
1224 WASHINGTON AVENUE
MIAMI BEACH, FLORIDA 33139
Telephone: (305) 531-1174
Facsimile: (305) 531-1274

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, reserved for future issuance under Registrant’s Amended and Restated 2005 Incentive Plan	13,000,000 shares	$.07 (2)	$910,000 (2)	$36.00

Common Stock, $0.001 par value, reserved for future issuance under Consulting Agreement with Brett Gold	1,000,000 shares	$.07 (2)	$70,000 (2)	$3.00

Common Stock, $0.001 par value, reserved for future issuance under Consulting Agreement with Danielle Kauderer	1,400,000 shares	$.07 (2)	$98,000 (2)	$4.00

Total Registration Fee	15,400,000 shares			$43.00 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Amended and Restated 2005 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h).  The fee is calculated on the basis of the average of the average of the high and low sales prices for the Registrant’s Common Stock reported on the OTC BB on November 10, 2008.

(3)	Paid herewith.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 13,000,000 shares of our common stock pursuant to our Amended and Restated 2005 Incentive Plan. The Amended and Restated 2005 Incentive Plan is intended to provide incentive to employees and consultants to our company who have contributed to our company in the past and who are expected to contribute to our company's future growth and success. In addition, we are registering an aggregate of 2,400,000shares of our common stock pursuant to our Consulting Agreements with Brett Gold and Danielle Kauderer. The purpose of this stock compensation is to secure for our company, Brett Gold and Danielle Kauderer as independent contractors, the benefits arising from capital stock ownership by such consultants to our company who have contributed to our company in the past and who are expected to contribute to our company's future growth and success.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The reoffer prospectus has been included in this registration statement on Form S-8 so that the selling security holders may resell up to 15,400,000 shares of our common stock. Accordingly, we have included the names of these selling security holders, and the nature and number of the securities to be issued to and reoffered by them, in the reoffer prospectus.

Skins Inc.
Registration Statement on Form S-8

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8, pursuant to the requirements of Rule 428(b)(1) of the Securities Act of 1933, to each participant in the Registrant’s Amended and Restated 2005 Incentive Plan and Consulting Agreements . This document and the documents incorporation be reference in this registrations statement pursuant to Item 3 of Part II hereof, constitute the Section 10(a) prospectus.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the President, Skins Inc., 1 Newark Street, Suite 25A, Hoboken New Jersey  07030. Our telephone number is (201) 377-5502.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Skins Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information filed by the Registrant with the SEC:

•	The Registrant’s Annual Report on Form 10-KSB/A as filed with the SEC on April 29, 2008.

•	The Registrant’s Annual Report on Form 10-KSB as filed with the SEC on April 14, 2008.

•	The Registrant’s Current Reports on Form 10-Q as filed with the SEC on May 20, 2008 and August 18, 2008.

•	The Registrant’s Current Reports on 8-K as filed with the SEC on May 29, 2008, July 11, 2008, August 1, 2008, and August 5, 2008.

•
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-150438), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein, that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as the Registrant, to indemnify its directors and officers under certain circumstances.

The Registrant’s Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

The Registrant’s Bylaws provide that no officer or director shall be personally liable for any obligations of the Registrant or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of the Registrant. The Bylaws also state that the Registrant will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. The Registrant will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. The Registrant’s Bylaws also provide that it, its directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under Nevada law or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

10.1	Skins Inc. Amended and Restated 2005 Incentive Plan.

10.2	Consulting Agreement between Skins, Inc. and Brett Gold

10.3	Consulting Agreement between Skins, Inc. and Danielle Kauderer

5.1	Opinion of Joseph I. Emas

23.1	Consent of Mahoney Cohen & Company, CPA, P.C.

23.2	Consent of Joseph I. Emas(contained in exhibit 5.1)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement-notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however , that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into this Registration Statement, or is contained in a form of prospectus field pursuant to Rule 424(b) that is a part of this Registration Statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, New Jersey, on the 12th day of November, 2008.

Skins Inc.

By:	/s/ Mark Klein
Mark Klein
President and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Mark Klein	President and Chief Executive (Principal Executive Officer)	November 12, 2008
Mark Klein

/s/ Michael S. Solomon	Chief Financial Officer	November 12, 2008
Michael S. Solomon	(Principal Financial and Accounting Officer)

/s/ Michael Rosenthal	Director	November 12, 2008
Michael Rosenthal

/s/ Frank Zambrelli	Director	November 12, 2008
Frank Zambrelli

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Skins Inc. Amended and Restated 2005 Incentive Plan.

10.2	Consulting Agreement between Skins, Inc. and Brett Gold

10.3	Consulting Agreement between Skins, Inc. and Danielle Kauderer

5.1	Opinion of Joseph I. Emas

23.1	Consent of Mahoney Cohen & Company, CPA, P.C.

23.2	Consent of Joseph I. Emas(contained in exhibit 5.1)